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                                                                     EXHIBIT 5.1



                                    C/255/74

                      Tel Aviv, Tuesday, January 18, 2000

CommTouch Software Ltd.
6 Hazoran Street
Poleg Industrial Park, P.O. Box 8511
Netanya 42504
Israel
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Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by CommTouch Software Ltd. (the "Company") with the Securities and Exchange Commission on or about January 18, 2000 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 5,400,000 of the Company's Ordinary Shares (the "Shares") reserved for issuance under the Company's 1996 CSI Stock Option Plan, the Company's 1999
Section 3(i) Share Option Plan, the Company's 1999 Employee Stock Purchase Plan and the Company's 1999 Nonemployee Directors Stock Option Plan (collectively, the "Option Programs").

     As legal counsel to the Company, we have examined such corporate records and documents and such questions of law as we have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, we are of the opinion that the Shares, when issued and sold pursuant to the applicable provisions of the Option Programs and the agreements which accompany the Option Programs, and in accordance with the Registration Statement, will be legally and validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any prospectus constituting a part thereof, and any amendments thereto.


                                             Very truly yours,


                                             /s/ Naschitz, Brandes & Co.
                                             ----------------------------
                                                 Naschitz, Brandes & Co.